Filed Pursuant to Rule 433
Registration Statement Nos. 333-291604
333-291604-01
333-291604-02
333-291604-03
333-291604-04
333-291604-05
333-291604-06
333-291604-07
333-291604-08

 MERCADOLIBRE, INC.

Pricing Term Sheet

$750,000,000 4.900% Notes due 2033 (the “Notes”)

December 4, 2025

Issuer:	MercadoLibre, Inc. (the “Issuer”)

Guarantors:
MercadoLibre S.R.L.
eBazar.com.br Ltda.
Mercado Pago Instituição de Pagamento Ltda
MercadoLibre Chile Ltda.
DeRemate.com de México, S. de R.L. de C.V.
MP Agregador, S. de R.L. de C.V.
MPFS, S. de R.L. de C.V.
MercadoLibre Colombia Ltda.

Title of Securities:	4.900% Notes due 2033

Security Type:	Senior Unsecured Notes

Offering Format:	SEC Registered

Principal Amount:	$750,000,000

Expected Ratings (S&P / Fitch)*:	BBB- / BBB-

Trade Date:	December 4, 2025

Settlement Date**:	December 9, 2025 (T+3)

Maturity Date:	January 15, 2033

Coupon:	4.900%

Benchmark Treasury:	UST 3.750% due November 30, 2032

Benchmark Treasury Price/Yield:	99-07+/3.876%

Spread to Benchmark Treasury:	130 bps

Price to Public:	98.370% of face amount

Yield to Maturity:	5.176%

Interest Payment Dates:	January 15 and July 15, commencing July 15, 2026

Optional Redemption:	Prior to the par call date, make-whole call at T+20 bps. Par call on or after November 15, 2032 (the date that is two months prior to maturity). Tax call at par.

Minimum Denomination:	$50,000 and integral multiples of $1,000 in excess thereof

CUSIP:	58733R AG7

ISIN:	US58733RAG74

Joint Global Coordinators and Lead Book-Running Managers:	Citigroup Global Markets Inc. Goldman Sachs & Co. LLC J.P. Morgan Securities LLC

Joint Book-Running Managers:	Allen & Company LLC BNP Paribas Securities Corp. BofA Securities, Inc. Morgan Stanley & Co. LLC Santander US Capital Markets LLC

Governing Law:	State of New York

Expected Listing:	Nasdaq Bond Exchange

________________________

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time.

**Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any day prior to the business date before delivery of the Notes will be required, by virtue of the fact that the Notes initially will settle T+3, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to the first business day preceding the date of delivery of the Notes should consult their own advisors.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. at +1-800-831-9146, Goldman Sachs & Co. LLC at +1-866-471-2526 or J.P. Morgan Securities LLC at +1-212-834-4533.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.